Exhibit 15





Fleming Companies, Inc.
6301 Waterford Boulevard
P.O. Box 26647
Oklahoma City, Oklahoma 73126

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Fleming Companies, Inc. and subsidiaries for the sixteen weeks ended April 17, 1999 and April 18, 1998, as indicated in our report dated May 5, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the sixteen weeks ended April 17, 1999, is being used in this Registration
Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
June 11, 1999